Exhibit 10.11.2.1

LETTER OF GRANT
as of
January 1, 2009

Mr. Dean A. Scarborough
President and Chief Executive Officer
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103

Dear Mr. Scarborough:

Avery Dennison Corporation (“Company”) is adopting an amended and restated Avery Dennison Corporation Supplemental Executive Retirement Plan (“Plan”) effective as of January 1, 2009. The amended and restated Plan contains the necessary provisions to bring the Plan into compliance with Internal Revenue Code Section 409A (“Section 409A”). By complying with the requirements of Section 409A, the benefits provided under such nonqualified deferred compensation plan may continue to be tax deferred. This letter is written to advise you of the changes that the Compensation and Executive Personnel Committee of the Board of Directors of the Company has made to the Plan in order to comply with Section 409A.

Calculation of SERP Benefit. As an inducement for you to remain in the service of the Company, and to provide you with additional incentive to further the growth, development and financial success of the Company, the Company will continue to provide you with a SERP Benefit that is determined in accordance with the provisions below and subject to the terms of the Plan.

Your “SERP Benefit” is equal to the annual payment of a straight life annuity commencing the first day of the month following the month in which you attain age 65 (or the month in which a Payment Event occurs, if later) with each annual payment equal to sixty-two and one-half percent (62.5%) of your Average Compensation. To the extent your Benefit Commencement Date is before the date you attain age 65, you will receive a SERP Benefit that is Actuarially Equivalent to the SERP Benefit payable to you on the first day of the month following the date you attain age 65.

Finally, your SERP Benefit will be further reduced by the Specified Formula Reductions.

Time and Form of Payment. Your SERP Benefit will be paid on the Benefit Commencement Date determined under the Amended and Restated Benefit Restoration Plan of Avery Dennison Corporation (“BRP”) and in accordance with the form of payment specified or, if applicable, elected under the BRP.

Key Employee Delay. If you are a Key Employee, as determined under the Avery Dennison Corporation Key Employee Policy or by the Committee for all nonqualified plan in accordance with the requirements of Code Section 409A, and your SERP Benefit is payable due to your Separation from Service, as described under the BRP, your Benefit Commencement Date will be no earlier than the first day of the month that is coincident with or next following the date that is six months after your Separation from Service, unless an earlier payment complies with a permissible Section 409A exception (e.g., the payment of employment taxes). To the extent your status as a Key Employee results in a delayed payment, then, following the end of such six-month period, the Plan will provide you with a one-time payment equal to the amount you would have been entitled to receive if your Benefit Commencement Date had not been delayed due to your status as a Key Employee, together with Interest.

Vesting. You will become vested in your SERP Benefit upon the earliest of the following dates provided, in the event of (1), (2), or (3), you are an Employee on that date:

(1) The date you attain age 65;

(2) The date you suffer a Disability;

(3) The date of your death;

(4)	The date you have an involuntary Separation from Service from the Company without Cause, including an involuntary Separation from Service on account of a Change in Control; and

(5)	The date of your Separation from Service for Good Reason.

Forfeiture. In the event you are terminated by the Company for Cause before you attain age 65, you will forfeit your entire SERP Benefit under the Plan.

Death Benefit. Upon your death, a Death Benefit will be paid only to the spouse to whom you were married on the date of your death; payment will be made in a Lump Sum (which is the form in which the “death benefit” under the BRP is paid) at the same time as the “death benefit” under the BRP, provided such spouse is then living.

The amount of the Lump Sum Death Benefit payable to your spouse will be Actuarially Equivalent to the amount that would have been payable to your spouse as a survivor benefit hereunder if before your date of death you attained age 65 (or your actual age, if you are older), commenced benefits in the form of a 50% Joint and Survivor Annuity, and then died.

No Death Benefit will be payable hereunder or under the Plan if you die while unmarried before any scheduled Benefit Commencement Date.

Definitions. For purposes of determining your rights hereunder and under the Plan, the terms:

(1)	Cause, Disability, Good Reason, Lump Sum and SERP Benefit will have the meanings set forth in the Plan;

(2)	Actuarial Equivalent and/or Actuarially Equivalent, Average Compensation, and Specified Formula Reductions will have the meanings set forth in Appendix A hereto; and

(3)	Benefit Commencement Date, Change in Control, Employee, Interest (except for purposes of the definition of Actuarial Equivalent in Appendix A), Joint and Survivor Annuity, Key Employee, Qualified Plan, Payment Event, and Separation from Service will have the meanings set forth in the BRP.

Neither future amendments nor termination of the Plan will adversely affect the SERP Benefit to be provided hereunder or under the Plan without your prior written consent. The rights provided hereunder and under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution, or in accordance with a domestic relations order as described in the Plan.

Please acknowledge your receipt and acceptance of this Letter of Grant, and your agreement to be bound by all of the terms hereof and of the Plan, by countersigning and dating the enclosed copy of this letter in the space provided below and returning the same to me.

Very truly yours,

AVERY DENNISON CORPORATION

By:
Chairman of the Compensation and Executive Personnel Committee

I hereby acknowledge having received,
read and understood this Letter of
Grant and the Plan, and agree to be
bound by the terms hereof and of the
Plan.

Dean A. Scarborough

APPENDIX A

As used in the Letter of Grant to which this Appendix is attached, and herein, the following terms will have the meanings specified:

1.	“Actuarial Equivalent” or “Actuarially Equivalent” shall mean the equivalent of a given amount (or series of amounts) payable in another manner or by another means in accordance with actuarial principles, methods and assumptions as approved for this purpose by the Compensation and Executive Personnel Committee of the Board of Directors of the Company and which will include the following:

(a) Mortality – the Applicable Mortality Table defined in Internal Revenue Code Section 417(e)(3)(B) in effect each September, for adjustments made during the one-year period beginning the subsequent
December 1.

(b) Interest — The Applicable Interest Rate defined in Internal Revenue Code Section 417(e)(3)(C) as of September of each year, for adjustments made during the one-year period beginning the subsequent
December 1; provided, however, for purposes of the reductions described in paragraphs (3), (4), and (5) of Appendix B, Interest shall be determined as if the “applicable percentage” referred to in Code Section 417(e)(3)(D)(iii) were 100 percent for all years.

2.	“Average Compensation” shall mean the annual average of (a) and (b) below:

(a)	Your salary for the three highest twelve month periods out of your last sixty months of employment with the Company as President and Chief Executive Officer; plus

(b)	Your three highest earned annual bonuses during your last sixty months of employment with the Company as President and Chief Executive Officer.

For this purpose your salary and bonus will include any such compensation that is deferred by you under any Company deferred compensation plan or arrangement.

3.	“Specified Formula Reductions” means the specific reductions to the Plan formula attributable to Company-provided retirement benefits under plans and arrangements other than the Plan and certain other amounts determined before January 1, 2009. Said reduction will equal the sum of the amounts listed in the Specified Formula Reductions Schedule in Appendix B. To the extent necessary, each amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date.

APPENDIX B

Specified Formula Reduction Schedule

The Specified Formula Reduction Schedule is the schedule of amounts attributable to Company-provided benefits and contributions for or in respect of you and certain other amounts determined before January 1, 2009, which are taken into account in determining the Specified Formula Reduction. The amounts are described below and such reduction will be applied as of your applicable Benefit Commencement Date, Accordingly, to the extent necessary, each such amount will be converted to an Actuarially Equivalent straight life annuity commencing on your Benefit Commencement Date before such reduction is applied.

(1)	The Actuarial Equivalent amount payable to or in respect of you under the Qualified Plan (without regard to any offsets thereunder) and any successor qualified defined benefit retirement plan offered by the Company; provided such amounts satisfies the requirements of Treasury regulation section 1.409A-1(a)(2).

(2)	The Actuarial Equivalent amount payable to or in respect of you under the BRP at the same time and in the same form as your SERP Benefit.

(3)	The Actuarial Equivalent of the Lump Sum amount of your “Company Contributions Account” and your “Prior Account” under the Avery Dennison Employee Savings Plan and any successor qualified defined contribution retirement plan offered by the Company; provided such amount satisfies the requirements of Treasury Regulation Section 1.409A-1(a)(2).

(4)	The Actuarial Equivalent of the fixed Lump Sum amounts shown in the following table, where such fixed amounts equal the Company contributions (plus interest) in your account as of December 31, 2008 under the Avery Dennison Corporation Executive Deferred Retirement Plan, and the Avery Dennison Corporation Executive Variable Deferred Retirement Plan projected with fixed assumed contributions with earnings (as specified in the table) as follows:

Projected Account Balance as of December 31

Year-End	Age	Company Contributions	Earnings	Account Balance
2008	53			actual balance*
2009	54	53,110	5.86%
2010	55	55,200	5.86%
2011	56	57,550	5.86%
2012	57	59,870	5.86%
2013	58	62,320	5.86%
2014	59	64,820	7.35%
2015	60	67,470	7.35%
2016	61	70,210	7.35%
2017	62	73,100	7.35%
2018	63	75,990	7.35%
2019	64	79,120	7.35%
2020	65	82,700	7.35%

*Actual balance to be determined at the end of 2008

For Benefit Commencement Dates between the dates in the table above, earnings (under the table) for the applicable year to be applied to the Reduction Amount for the immediately preceding year will be computed by multiplying the applicable amount of earnings for the year shown in the table by a fraction the numerator of which equals the number of whole calendar months after the preceding date shown in the table, and the denominator of which is 12. The contribution amount shown in the table will not be added to the Reduction Amount or adjusted for earnings (under the table) until the last day of the applicable year. These amounts are not subject to any additional changes on and after January 1, 2009.

(5)	The Actuarial Equivalent of the fixed Lump Sum amounts shown in the following table (representing the estimated lump sum value, determined as of December 31, 2008, of 12 times your estimated monthly Primary Social Security Benefit as of the first day of the month next following the date you attain age 65).

Date	Value

December 31, 2008$168,000
December 31, 2009$179,000
December 31, 2010 December 31, 2011 December 31, 2012 December 31, 2013 December 31, 2014 December 31, 2015 December 31, 2016 December 31, 2017 December 31, 2018 December 31, 2019 December 31, 2020	$192,000 $205,000 $220,000 $236,000 $253,000 $272,000 $294,000 $318,000 $344,000 $371,000 $401,000

For Benefit Commencement Dates between the dates in the table above, an interpolated amount will be computed by multiplying the difference between the values shown in the table at the most recent and the next succeeding dates by a fraction the numerator of which equals the number of whole calendar months after the most recent date shown in the table, and the denominator of which is 12. These amounts will not be subject to any additional changes on and after January 1, 2009.